Registration Statement No. 333-217200

Filed Pursuant to Rule 433

Dated October 8, 2019

Member FINRA, SIPC NOT FDIC INSURED / NOT BANK GUARANTEED / MAY LOSE VALUE Continued on next page ETNs The new standard in sector-specific trading tools What is MicroSectors™ MicroSectors™ provides concentrated exposure to investable market segments that heavily influence many investor portfolios. Developed as high-impact trading and hedging instruments, MicroSectors™ ETNs are designed to give investors precise exposure to popular niches of the market. MicroSectors™ is a REX Shares product. For more information, visit www.microsectors.com. Overview Each MicroSectors™ Exchange Traded Note (ETN) is linked to the performance of one index specified in the table below. Each ETN offers investors exposure to the total return of its underlying index on a daily compounded basis, before taking into account fees. Each ETN has a specified leverage factor that is reset daily. Each ETN seeks a return on the underlying index for a single day. The ETNs are not “buy and hold” investments, and should not be expected to provide its respective leveraged return of the underlying index’s cumulative return for periods greater than a day. * As of 9/20/2019. Index weightings and constituents are subject to change. Choose Your Level of Exposure to the MicroSectors™ Indices BIG BANKS BNKU BNKO KNAB BNKZ BNKD BIG OIL NRGU NRGO YGRN NRGZ NRGD FANG+ FNGU FNGO GNAF FNGZ FNGD Leveraged & Long Exposure +3X +2X -1X -2X -3X Leveraged & Inverse Exposure Index Details NYSE FANG+™ Index Index Constituents* Index Ticker NYFANGT The NYSE FANG+™ Index includes 10 highly liquid stocks that represent a segment of the technology and consumer discretionary sectors consisting of growth stocks of technology and tech-enabled companies. More information about the index can be found here https://www.theice.com/fangplus. Facebook Alibaba Launch Date September 26, 2017 Apple Baidu Index Eval. Frequency Quarterly Amazon NVIDIA Weighting Equal Netflix Tesla Number of Constituents 10 Alphabet Twitter Solactive MicroSectors™ U.S. Big Banks Index Index Constituents* Index Ticker SOLUSBBT The Solactive MicroSectors™ U.S. Big Banks Index includes the 10 U.S. stocks in the banking sector with the largest free-float market capitalization. More information about the index can be found here https://www.solactive.com/indices/?se=1&index= DE000SLA7WC8. Bank of America Morgan Stanley Launch Date February 25, 2019 BB&T PNC Financial Index Eval. Frequency Monthly Citigroup Charles Schwab Weighting Equal Goldman Sachs U.S. Bancorp Number of Constituents 10 JPMorgan Wells Fargo Solactive MicroSectors™ U.S. Big Oil Index Index Constituents* Index Ticker SOLUSBOT The Solactive MicroSectors™ U.S. Big Oil Index includes the 10 U.S. stocks in the energy sector with the largest free-float market capitalization. More information about the index can be found here https://www.solactive.com/indices/?se=1&index= DE000SLA7WX4. ConocoPhillips Occidental Petroleum Launch Date March 12, 2019 Chevron Corp Phillips 66 Index Eval. Frequency Monthly EOG Resources Pioneer Natural Resources Weighting Equal Hess Valero Energy Number of Constituents 10 Marathon Petroleum Exxon Mobil Member FINRA, SIPC NOT FDIC INSURED / NOT BANK GUARANTEED / MAY LOSE VALUE Continued on next page ETN Details Ticker Intraday INV Index Theme CUSIP ISIN Expense Ratio1 Daily Financing/ Interest Rate2 Leverage Factor Leverage Reset Frequency Initial Trade Date Maturity Date FNGU FNGUIV NYSE FANG+™ Index Technology & Consumer Discretionary 063679872 US0636798722 0.95% US Fed Funds + 1.00%, accrued on a daily basis +3X Daily 1/22/18 1/8/38 FNGO FNGOIV NYSE FANG+™ Index Technology & Consumer Discretionary 063679856 US0636798565 0.95% US Fed Funds + 1.00%, accrued on a daily basis +2X Daily 8/1/18 1/8/38 GNAF GNAFIV NYSE FANG+™ Index Technology & Consumer Discretionary 063679831 US0636798318 0.95% US Fed Funds – 1.00%, accrued on a daily basis -1X Daily 8/1/18 1/8/38 FNGZ FNGZIV NYSE FANG+™ Index Technology & Consumer Discretionary 063679849 US0636798490 0.95% US Fed Funds – 1.00%, accrued on a daily basis -2X Daily 8/1/18 1/8/38 FNGD FNGDIV NYSE FANG+™ Index Technology & Consumer Discretionary 063679864 US0636798649 0.95% US Fed Funds – 1.00%, accrued on a daily basis -3X Daily 1/22/18 1/8/38 BNKU BNKUIV Solactive MicroSectors™ U.S. Big Banks Index Financials 063679823 US0636798235 0.95% US Fed Funds + 1.00%, accrued on a daily basis +3X Daily 4/2/19 3/25/39 BNKO BNKOIV Solactive MicroSectors™ U.S. Big Banks Index Financials 063679799 US0636797997 0.95% US Fed Funds + 1.00%, accrued on a daily basis +2X Daily 4/2/19 3/25/39 KNAB KNABIV Solactive MicroSectors™ U.S. Big Banks Index Financials 063679765 US0636797658 0.95% US Fed Funds – 1.00%, accrued on a daily basis -1X Daily 4/2/19 3/25/39 BNKZ BNKZIV Solactive MicroSectors™ U.S. Big Banks Index Financials 063679773 US0636797732 0.95% US Fed Funds – 1.00%, accrued on a daily basis -2X Daily 4/2/19 3/25/39 BNKD BNKDIV Solactive MicroSectors™ U.S. Big Banks Index Financials 063679781 US0636797815 0.95% US Fed Funds – 1.00%, accrued on a daily basis -3X Daily 4/2/19 3/25/39 NRGU NRGUIV Solactive MicroSectors™ U.S. Big Oil Index Energy 063679815 US0636798151 0.95% US Fed Funds + 1.00%, accrued on a daily basis +3X Daily 4/9/19 3/25/39 NRGO NRGOIV Solactive MicroSectors™ U.S. Big Oil Index Energy 063679757 US0636797575 0.95% US Fed Funds + 1.00%, accrued on a daily basis +2X Daily 4/9/19 3/25/39 YGRN YGRNIV Solactive MicroSectors™ U.S. Big Oil Index Energy 063679740 US0636797401 0.95% US Fed Funds – 1.00%, accrued on a daily basis -1X Daily 4/9/19 3/25/39 NRGZ NRGZIV Solactive MicroSectors™ U.S. Big Oil Index Energy 063679732 US0636797328 0.95% US Fed Funds – 1.00%, accrued on a daily basis -2X Daily 4/9/19 3/25/39 NRGD NRGDIV Solactive MicroSectors™ U.S. Big Oil Index Energy 063679724 US0636797245 0.95% US Fed Funds – 1.00%, accrued on a daily basis -3X Daily 4/9/19 3/25/39 1 The Expense Ratio is quoted on a per annum basis and accrues daily 2 The Daily Financing and Interest Rates are quoted on a per annum basis. The rates are based on the US Federal Funds Effective Rate and include a spread that is added or subtracted from them. The Daily Financing Rate applies to Leveraged & Long Exposure notes and the Daily Interest Rate applies to Leveraged & Inverse Exposure notes. ETNs The new standard in sector specific trading tools Member FINRA, SIPC NOT FDIC INSURED / NOT BANK GUARANTEED / MAY LOSE VALUE Bank of Montreal, the issuer of the ETNs (“Bank of Montreal” or the “Issuer”), has filed a registration statement (including certain pricing supplements, prospectus supplement and prospectus) with the Securities and Exchange Commission (the “SEC”) about each offering to which this free writing prospectus relates. Please read those documents and the other documents relating to these offerings that Bank of Montreal has filed with the SEC for more complete information about Bank of Montreal and these offerings. These documents may be obtained without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Bank of Montreal, any agent or any dealer participating in this offering will arrange to send the applicable pricing supplement, the prospectus supplement and the prospectus if so requested by calling toll-free at 1-877-369-5412. The ETNs are senior, unsecured debt obligations of Bank of Montreal and are subject to Bank of Montreal’s credit risk. Investment suitability must be determined individually for each investor, and the ETNs may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own financial advisors as to these matters. The ETNs are intended to be daily trading tools for sophisticated investors to manage daily trading risks as part of an overall diversified portfolio. They are designed to achieve their stated investment objectives on a daily basis. You should proceed with extreme caution in considering an investment in the ETNs. The ETNs do not guarantee the return of your investment. If the closing Indicative Note Value or the Intraday Indicative Value for the ETNs is equal to or less than $0 at any time during an Exchange Business Day (each as defined in the applicable pricing supplement), you will lose all of your investment in the ETNs. Even if the Index Closing Level has increased or decreased from the Initial Index Level, as applicable, you may receive less than the principal amount of your ETNs upon a call, redemption, at maturity, or if you sell your ETNs, as well as consequences of any leverage, each as described more in the applicable pricing supplement. Leverage (if applicable) increases the sensitivity of your ETNs to changes in the level of the Index (as defined in the applicable pricing supplement). The ETNs are not suitable for investors with longer-term investment objectives. You should regularly monitor your holdings of the ETNs to ensure that they remain consistent with your investment strategies. In particular, the ETNs should be purchased only by sophisticated investors who do not intend to hold the ETNs as a buy and hold investment, who are willing to actively and continuously monitor their investment and who understand the consequences of investing in and of seeking daily resetting investment results, which are leveraged as to some of the ETNs. Due to the effect of compounding, if the Indicative Note Value increases, any subsequent adverse change of the Index level will result in a larger dollar reduction from the Indicative Note Value than if the Indicative Note Value remained constant; the converse is also true. The ETNs are subject to intraday purchase risk. The Indicative Note Value is reset daily, and the leverage or exposure of the ETNs during any given Exchange Business Day may be greater than or less than the amount indicated by the name of the ETN. The ETNs are subject to a call right, which may adversely affect the value of, or your ability to sell, your ETNs. The ETNs do not pay any interest, and you will not have any ownership rights in the Index constituents. The Index Closing Level used to calculate any payment by the Issuer of the ETNs may be different from the Index Closing Level at other times during the term of the ETNs. There are restrictions on your ability to request a redemption of the ETNs, and you will not know the amount due upon redemption at the time you elect to request that the ETNs be redeemed. The Issuer may sell additional ETNs, but is under no obligation to do so. Market disruptions may adversely affect your return. Significant aspects of the tax treatment of the ETNs are uncertain. The Intraday Indicative Value and the Indicative Note Value are not the same as the closing price or any other trading price of the ETNs in the secondary market. There is no assurance that your ETNs will be listed or continue to be listed on a securities exchange, and they may not have an active trading market. The value of the ETNs in the secondary market may be influenced by many unpredictable factors. The Issuer or its affiliates may have economic interests that are adverse to those of the holders of the ETNs as a result of its business, hedging and trading activities, or as Calculation Agent (as defined in the applicable pricing supplement) of the ETNs, and may have published research, expressed opinions or provided recommendations that are inconsistent with investing in or holding the ETNs, and may do so in the future. Each Index has limited actual historical information. The applicable Index Calculation Agent (as defined in the applicable pricing supplement) may adjust the Index in a way that may affect its level, and may, in its sole discretion, discontinue the public disclosure of the intraday Index value and the end-of-day closing value of the Index. Each Index lacks diversification and is vulnerable to fluctuations in the applicable industries. A limited number of Index constituents may affect the Index Closing Level, and each Index is not necessarily representative of its focus industry. An Index constituent may be replaced upon the occurrence of certain adverse events. Please see the “Risk Factors” section in the applicable pricing supplement. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the ETNs. Solactive AG (“Solactive”) is the licensor of Solactive MicroSectors™ U.S. Big Banks Index and the Solactive MicroSectors™ U.S. Big Oil Index. The ETNs are not sponsored, endorsed, promoted or sold by Solactive in any way and Solactive makes no express or implied representation, guarantee or assurance with regard to: (a) the advisability in investing in the ETNs; (b) the quality, accuracy and/or completeness of the applicable Index; and/or (c) the results obtained or to be obtained by any person or entity from the use of the applicable Index. Solactive reserves the right to change the methods of calculation or publication. Solactive shall not be liable for any damages suffered or incurred as a result of the use (or inability to use) of the applicable Index. The NYSE® FANG+™ Index is determined, composed and calculated by ICE Data Index Parties (as defined below) without regard to Bank of Montreal or the ETNs. ICE Data Index Parties have no obligation to take the needs of Bank of Montreal or the owners of ETNs into consideration in determining, composing or calculating the NYSE® FANG+™ Index. REX Index Parties (as defined below) and ICE Data Index Parties are not responsible for and have not participated in the determination of the prices, and amount of the ETNs or the timing of the issuance or sale of the ETNs or in the determination or calculation of the equation by which the ETNs are to be converted into cash. REX Index Parties and ICE Data Index Parties have no obligation or liability in connection with the administration, marketing or trading of the ETNs. There is no assurance that investment products based on the NYSE® FANG+™ Index will accurately track index performance or provide positive investment returns. Inclusion of a security within an index is not a recommendation by REX Index Parties or ICE Data Index Parties to buy, sell, or hold such security, nor is it considered to be investment advice. MicroSectors™ and REX™ are registered trademarks of REX Shares, LLC (“REX”). FANG+ is a registered trademark of ICE Data Indices, LLC (“ICE Data”). The trademarks have been licensed for use for certain purposes by Bank of Montreal. The NYSE® FANG+™ Index is a product of ICE Data, and has been licensed for use by Bank of Montreal. The ETNs are not sponsored, endorsed, sold or promoted by REX or any of its affiliates or third party licensors (collectively, “REX Index Parties”) or by ICE Data or any of its affiliates or third party licensors (collectively, “ICE Data Index Parties”). REX Index Parties and ICE Data Index Parties make no representation or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the NYSE® FANG+™ Index to track general market performance. REX Index Parties and ICE Data Index Parties’ only relationship to Bank of Montreal with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of REX Index Parties and ICE Data Index Parties. Call Us 203-557-6201 Email Us info@rexshares.com Visit Us www.microsectors.com ETNs